Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Second Quarter Results
Ankeny, IA, December 11, 2023 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three and six months ended October 31, 2023.

Second Quarter Key Highlights

•Diluted EPS of $4.24, up 16% from the same period a year ago. Net income was $159 million, up 15%, and EBITDA1 was $306 million, up 13%, from the same period a year ago.
•Inside same-store sales increased 2.9% compared to prior year, and 11.0% on a two-year stack basis, with an inside margin of 41.1%. Total inside gross profit increased 9.7% to $553.3 million compared to the prior year.
•Same-store fuel gallons were flat (0.0%) compared to prior year with a fuel margin of 42.3 cents per gallon. Total fuel gross profit increased 8.6% to $308.8 million compared to the prior year.
•Same-store operating expenses excluding credit card fees were up 2.1%, favorably impacted by a 2% reduction in same-store labor hours.
•Casey's built or acquired 59 stores in the quarter and recently entered Texas, its 17th state, with a 22-store acquisition that closed in November.

"Due to the hard work of our team, Casey's delivered an outstanding second quarter highlighted by strong inside and fuel gross profit growth,” said Darren Rebelez, Chairman, President and CEO. “Inside same-store sales were driven by prepared food and dispensed beverage, with whole pies and bakery performing exceptionally well. Our fuel team continues to do an excellent job finding the right balance between gallon growth and gross profit margin, as evidenced by another strong fuel margin quarter while same-store gallons were flat. The team continued to effectively manage the stores by reducing same-store labor hours while growing the business at the same time.”

Earnings

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Net income (in thousands)	$158,782	$137,555	$328,019	$290,487
Diluted earnings per share	$4.24	$3.67	$8.76	$7.75
EBITDA (in thousands)	$305,858	$271,735	$622,757	$564,714

For the quarter, net income, diluted EPS, and EBITDA were up compared to the same period a year ago primarily due to higher profitability inside the store and higher fuel margin partially offset by higher operating expenses due to operating 129 additional stores.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Inside sales (in thousands)	$1,346,911	$1,268,436	$2,716,660	$2,535,053
Inside same-store sales	2.9%	7.9%	4.2%	7.0%
Grocery and general merchandise same-store sales	1.7%	6.9%	3.5%	6.1%
Prepared food and dispensed beverage same-store sales	6.1%	10.5%	5.9%	9.4%
Inside gross profit (in thousands)	$553,264	$504,474	$1,109,698	$1,008,734
Inside margin	41.1%	39.8%	40.8%	39.8%
Grocery and general merchandise margin	34.0%	33.3%	34.0%	33.6%
Prepared food and dispensed beverage margin	59.0%	56.7%	58.6%	56.2%

Total inside sales were up 6.2% for the quarter driven by strong performance in the prepared food and dispensed beverage category, including whole pizza pies, bakery, and dispensed beverages as well as non-alcoholic and alcoholic beverages in the grocery and general merchandise category. Inside margin was up 130 basis points compared to the same quarter a year ago, primarily due to softening of prepared food and dispensed beverage ingredient costs as well as increased sales of private label products.

Fuel2

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Fuel gallons sold (in thousands)	730,439	702,043	1,444,429	1,391,510
Same-store gallons sold	—%	0.3%	0.2%	(1.2)%
Fuel gross profit (in thousands)	$308,835	$284,407	$605,813	$592,595
Fuel margin (cents per gallon, excluding credit card fees)	42.3 ¢	40.5 ¢	41.9 ¢	42.6 ¢

For the quarter, total fuel gallons sold increased 4.0% compared to the prior year primarily due to the store count increase, while same-store gallons were flat versus the prior year. The Company’s total fuel gross profit was up 8.6% versus the prior year. The Company sold $8.4 million in renewable fuel credits (RINs) in the second quarter, a decrease of $2.7 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Operating expenses (in thousands)	$579,703	$539,207	$1,140,558	$1,082,478
Credit card fees (in thousands)	$62,917	$60,469	$123,902	$127,696
Same-store operating expenses excluding credit card fees	2.1%	1.3%	2.6%	1.9%

Operating expenses increased 7.5% during the second quarter. Over 3% of the increase is due to operating 129 more stores than prior year. Total same-store employee expense contributed to 1% of the increase, as the increase in labor rate was partially offset by a reduction in same-store labor hours. The Company also incurred higher variable incentive compensation, repair, maintenance, and insurance expense that composed 2% of the increase.
2 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
April 30, 2023	2,521
New store construction	13
Acquisitions	60
Acquisitions not opened	(5)
Prior acquisitions opened	5
Closed	(2)
October 31, 2023	2,592

Liquidity
At October 31, 2023, the Company had approximately $1.3 billion in available liquidity, consisting of approximately $410 million in cash and cash equivalents on hand and $900 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the second quarter, the Company repurchased approximately $30 million of shares. The Company has approximately $340 million remaining under its existing share repurchase authorization.

Dividend
At its December meeting, the Board of Directors approved a quarterly dividend of $0.43 per share. The dividend is payable February 15, 2024, to shareholders of record on February 1, 2024.

Fiscal 2024 Outlook
As a result of the strong financial performance and unit growth year-to-date, fiscal 2024 EBITDA growth is expected to be in-line with the long-term strategic plan's goal of 8% to 10%. The Company also expects to repurchase at least $100 million in shares throughout the fiscal year. Same-store inside sales are expected to increase 3.5% to 5%. Net interest expense is expected to be approximately $53 million. The tax rate is now expected to be approximately 23% to 25% for the year.
As discussed in the first quarter, the Company now expects to add at least 150 stores in fiscal 2024, more than the originally planned 110. As a result of this, total operating expenses are now expected to increase approximately 6% to 8%, though same-store operating expenses excluding credit card fees are expected to only increase approximately 3% for the year. Depreciation and amortization is now expected to be approximately $350 million for the year.

The Company is not updating its outlook for the following metrics. We expect inside margin improvement to approximately 40% to 41%. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%. The purchase of property and equipment is expected to be $500 to $550 million.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Total revenue	$4,064,400	$3,978,575	$7,933,651	$8,433,219
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	3,178,839	3,167,633	6,170,336	6,786,027
Operating expenses	579,703	539,207	1,140,558	1,082,478
Depreciation and amortization	85,598	78,117	168,503	154,412
Interest, net	12,306	13,502	24,801	27,318
Income before income taxes	207,954	180,116	429,453	382,984
Federal and state income taxes	49,172	42,561	101,434	92,497
Net income	$158,782	$137,555	$328,019	$290,487
Net income per common share
Basic	$4.27	$3.69	$8.80	$7.80
Diluted	$4.24	$3.67	$8.76	$7.75
Basic weighted average shares	37,227,932	37,277,080	37,264,442	37,250,580
Plus effect of stock compensation	203,143	246,679	187,811	215,335
Diluted weighted average shares	37,431,075	37,523,759	37,452,253	37,465,915

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2023	April 30, 2023
Assets
Current assets
Cash and cash equivalents	$409,891	$378,869
Receivables	146,976	120,547
Inventories	418,901	376,085
Prepaid expenses	32,800	22,107
Income taxes receivable	2,142	23,347
Total current assets	1,010,710	920,955
Other assets, net of amortization	204,458	192,153
Goodwill	619,667	615,342
Property and equipment, net of accumulated depreciation of $2,762,677 at October 31, 2023 and $2,620,149 at April 30, 2023	4,392,626	4,214,820
Total assets	$6,227,461	$5,943,270
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$53,166	$52,861
Accounts payable	601,310	560,546
Accrued expenses	295,350	313,718
Total current liabilities	949,826	927,125
Long-term debt and finance lease obligations, net of current maturities	1,596,786	1,620,513
Deferred income taxes	582,825	543,598
Insurance accruals, net of current portion	34,064	32,312
Other long-term liabilities	166,569	159,056
Total liabilities	3,330,070	3,282,604
Total shareholders’ equity	2,897,391	2,660,666
Total liabilities and shareholders’ equity	$6,227,461	$5,943,270

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six months ended October 31,
	2023	2022
Cash flows from operating activities:
Net income	$328,019	$290,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	168,503	154,412
Amortization of debt issuance costs	555	691
Change in excess replacement cost over LIFO inventory valuation	7,946	16,927
Share-based compensation	19,485	25,875
(Gain) loss on disposal of assets and impairment charges	(232)	4,791
Deferred income taxes	39,353	25,284
Changes in assets and liabilities:
Receivables	(21,897)	(49,463)
Inventories	(44,714)	(13,904)
Prepaid expenses	(10,693)	(9,875)
Accounts payable	(10,400)	(14,330)
Accrued expenses	(20,925)	6,224
Income taxes	21,992	46,707
Other, net	4,788	2,273
Net cash provided by operating activities	481,780	486,099
Cash flows from investing activities:
Purchase of property and equipment	(175,955)	(177,327)
Payments for acquisition of businesses, net of cash acquired	(139,359)	(2,692)
Proceeds from sales of assets	8,291	10,052
Net cash used in investing activities	(307,023)	(169,967)
Cash flows from financing activities:
Payments of long-term debt and finance lease obligations	(35,135)	(17,302)
Payments of cash dividends	(30,988)	(27,292)
Repurchase of common stock	(59,491)	—
Tax withholdings on employee share-based awards	(18,121)	(15,618)
Net cash used in financing activities	(143,735)	(60,212)

Net increase in cash and cash equivalents	31,022	255,920
Cash and cash equivalents at beginning of the period	378,869	158,878
Cash and cash equivalents at end of the period	$409,891	$414,798
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Six months ended October 31,
	2023	2022
Cash paid during the period for:
Interest, net of amount capitalized	$31,429	$25,077
Income taxes, net	36,037	17,696
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	78,684	59,236
Right-of-use assets obtained in exchange for new finance lease liabilities	11,216	2,119
Right-of-use assets obtained in exchange for new operating lease liabilities	8,273	1,163

Summary by Category (Amounts in thousands)
Three months ended October 31, 2023	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$382,481	$964,430	$2,646,478	$71,011	$4,064,400
Gross profit	$225,664	$327,600	$308,835	$23,462	$885,561
	59.0%	34.0%	11.7%	33.0%	21.8%
Fuel gallons sold			730,439
Three months ended October 31, 2022
Revenue	$351,260	$917,176	$2,635,920	$74,219	$3,978,575
Gross profit	$199,224	$305,250	$284,407	$22,061	$810,942
	56.7%	33.3%	10.8%	29.7%	20.4%
Fuel gallons sold			702,043

Summary by Category (Amounts in thousands)
Six months ended October 31, 2023	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$755,294	$1,961,366	$5,073,811	$143,180	$7,933,651
Gross profit	$442,525	$667,173	$605,813	$47,804	$1,763,315
	58.6%	34.0%	11.9%	33.4%	22.2%
Fuel gallons sold			1,444,429
Six months ended October 31, 2022
Revenue	$694,813	$1,840,240	$5,732,262	$165,904	$8,433,219
Gross profit	$390,177	$618,557	$592,595	$45,863	$1,647,192
	56.2%	33.6%	10.3%	27.6%	19.5%
Fuel gallons sold			1,391,510

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.9%	6.1%				F2024	58.2%	59.0%
F2023	8.4	10.5	5.0%	4.9%	7.1%	F2023	55.6	56.7	57.3%	56.8%	56.6%
F2022	10.8	4.1	7.4	7.6	7.4	F2022	61.0	60.6	58.0	56.9	59.2

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.2%	1.7%				F2024	34.1%	34.0%
F2023	5.5	6.9	5.8%	7.1%	6.3%	F2023	33.9	33.3	34.0%	33.0%	33.6%
F2022	7.0	6.8	7.7	4.3	6.3	F2022	33.0	33.3	32.0	32.5	32.7

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2024	0.4%	—%				F2024	41.6	¢	42.3	¢
F2023	(2.3)	0.3	(0.5)%	—%	(0.8)%	F2023	44.7		40.5		40.7	¢	34.6	¢	40.2	¢
F2022	9.0	2.5	5.7	1.5	4.4	F2022	35.1		34.7		38.3		36.2		36.0

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended October 31, 2023 and 2022:

(in thousands)	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Net income	$158,782	$137,555	$328,019	$290,487
Interest, net	12,306	13,502	24,801	27,318
Federal and state income taxes	49,172	42,561	101,434	92,497
Depreciation and amortization	85,598	78,117	168,503	154,412
EBITDA	305,858	271,735	622,757	564,714
Loss (gain) on disposal of assets and impairment charges	1,216	4,561	(232)	4,791
Adjusted EBITDA	$307,074	$276,296	$622,525	$569,505
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on December 11, 2023. The call will be broadcast live over the Internet at 7:30 a.m. CST. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772